Exhibit 23.2

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation of our report dated July 12, 2001 of our audit of the financial statements of Inverpower Controls Ltd. as of July 31, 2000 and 1999 and for the years then ended, which report is included in this Form 8-K/A, into SatCon Technology Corporation’s previously filed Registration Statements on Form S-8 (File Nos. 033-75934, 333-04280, 333-08047, 333-75339 and 333-43802) and S-3 (File Nos. 333-05939, 333-37921, 333-87157, 333-94859 and 333-48936).

 /s/ ARTHUR ANDERSEN LLP

Mississauga, Ontario
August 9, 2001